Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS STRONG THIRD QUARTER RESULTS

CRANFORD, NJ, October 27, 2006 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced across-the-board increases in its performance measures for the third quarter of 2006 as compared to the prior year.

The company’s third quarter sales increased by 41% and net income increased by 25%. Earnings per share increased by 29%, each as compared to the quarter ended September 30, 2005.

The company posted consolidated revenue and operating income for the quarter ended September 30, 2006, of $55,359,000 and $5,512,000, representing increases of 41% and 33%, respectively, over revenues of $39,390,000 and $4,145,000 in operating income from the prior year period. Net income in the third quarter was $2,280,000 or $0.09 per share, compared to net income of $1,825,000 or $0.07 per share for the third quarter of 2005.

Revenues and operating income for the nine months ended September 30, 2006 were $159,898,000 and $17,105,000, respectively, compared to $117,065,000 and $10,223,000 for the first nine months of 2005. Net income for the year to date through September 30, 2006 increased to $8,224,000 or $0.32 per share, compared to net income of $4,634,000 or $0.19 per share for the nine months ended September 30, 2005.

EBITDA (defined below) for the nine months and three months ended September 30, 2006 were $20,062,000 and $6,530,000, respectively, an improvement of $6,928,000 (53%) and $1,431,000 (28%) over the comparable prior year periods. EBITDA for the nine months and three months ended September 30, 2005 were $13,134,000 and $5,099,000, respectively.

Metalico’s Gulf Coast Recycling subsidiary recorded a discontinued operations charge, net of income taxes, of $881,000, or 3 cents per share, during the Third Quarter 2006, regarding offsite contamination alleged to have occurred in the 1970’s, prior to Metalico’s ownership of Gulf Coast Recycling. The Company is providing additional details on the matter in its Quarterly Report Form 10-Q to be filed later today.

During the third quarter, Metalico’s scrap metal segment experienced year-over-year unit volume increases of approximately 10% for ferrous and 12% for non-ferrous. The lead fabrication segment experienced approximately 9% higher year-over-year unit volume. Per unit sales prices rose for all segments year-over-year. Per unit non-ferrous sales prices also rose quarter-over-quarter, while per unit ferrous sales prices fell 13% due to weak market conditions. As compared to the second quarter of 2006, lead fabrication pricing fell slightly on a per unit basis due to product mix.

Metalico’s debt outstanding fell from a total of $29,318,000 at December, 31, 2005 to $21,967,000 as of September 30, 2006, a decrease of $7,351,000, even after financing approximately $7,032,000 in capital expenditures. Shareholders’ equity as of the end of the third quarter was $66,333,000, a gain of $11,322,000 from December 31, 2005.

“Our exceptional financial results during the third quarter are further proof that Metalico’s core operating strategy of maintaining rapid inventory turnover and a diversified mix of metal commodities in our revenue stream contributes to stability and improves our operating performance” said Carlos E. Agüero, Metalico’s Chief Executive Officer. “During the third quarter of 2006, the scrap industry experienced significantly lower ferrous metal pricing and generally weaker domestic demand conditions for many grades of steel scrap sold. As a direct result of the fine efforts by Metalico’s personnel in the disciplines of purchasing, processing and selling of our products in a challenging market environment, unit sales volumes across both segments increased approximately 10% for the quarter.”

As of October 25, 2006 Metalico, Inc. had 9,963,946 common shares issued and outstanding and 15,129,400 non-trading preferred shares (exchangeable for common at a one-to-one ratio) outstanding held principally by the financial institutions that financed Metalico at its inception, for a total of 25,093,346 common equivalent shares outstanding as of that date.

Since December 31, 2005, 1,991,221 freely trading shares of Metalico common stock have been issued from the conversion of 1,381,258 preferred shares and the exchange of convertible debt for another 609,963 shares.

Metalico, Inc. is a rapidly growing holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its Gulf Coast Recycling divestiture during the second quarter of 2006 as Gulf Coast’s results of operations have been reclassified as discontinued operations.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

Three	Three	Nine	Nine
Months Ended	Months Ended	Months Ended	Months Ended
Selected Income Statement Data:	September	30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenue	$55,359	$39,390	$159,898	$117,065

Costs and expenses:
Operating expenses	45,378	31,406	129,841	95,339
Selling, general & administrative expenses	3,451	2,885	9,995	8,592
Depreciation & amortization	1,018	954	2,957	2,911

49,847	35,245	142,793	106,842

Operating income	5,512	4,145	17,105	10,223

Interest expense	(517)	(535)	(1,773)	(1,999)
Other income	125	(66)	81	361

(392)	(601)	(1,692)	(1,638)

Income from continuing operations before income taxes	5,120	3,544	15,413	8,585
Provision for income taxes	1,945	1,337	5,845	3,149

Income from continuing operations	3,175	2,207	9,568	5,436
Discontinued operations:
Loss from discontinued operations	(895)	(382)	(1,904)	(802)
Gain on sale of discontinued operations	—	—	560	-

(895)	(382)	(1,344)	(802)

Net income	$2,280	$1,825	$8,224	$4,634

Diluted earnings per common share:
Net income	$0.09	$0.07	$0.32	$0.19

Diluted weighted average common shares outstanding:	26,042,476	26,043,791	25,980,728	24,206,005

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2006	2005
Assets:

Current Assets	$46,834	$39,212
Property Plant & Equipment, net	27,720	28,178
Intangible and Other Assets	34,052	34,047

Total Assets	$108,606	$101,437

Liabilities & Stockholders’ Equity:

Current Liabilities	$23,104	$23,181
Debt & Other Long Term Liabilities	19,169	22,245

Total Liabilities	42,273	45,426
Redeemable Common Stock	—	1,000
Stockholders’ Equity	66,333	55,011

Total Liabilities & Stockholders’
Equity	$108,606	$101,437

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(UNAUDITED)
	($thousands)
EBITDA	$6,530	$5,099	$20,062	$13,134
Less: Interest expense	517	535	1,773	1,999
Provision for federal and state income taxes	1,945	1,337	5,845	3,149
Depreciation and amortization	1,018	954	2,957	2,911
Other (income) expense	(125)	66	(81)	(361)
Discontinued operations, net	895	382	1,344	802

Net income	$2,280	$1,825	$8,224	$4,634